Exhibit (a)(3)

Amendment No. 1 to

Declaration of Trust

This Amendment No. 1 (this “Amendment”), dated February 18, 2014 to the Declaration of Trust (the “Declaration of Trust”), dated as of June 2, 2011, of Whitebox Mutual Funds, a statutory trust established under the laws of the State of Delaware (the “Trust”).

WHEREAS, the Trustees wish to amend the Declaration of Trust whereby the list of portfolios (Schedule A) will be updated to reflect the current series of the Trust.

NOW THEREFORE, the Trustees hereby declare and amend the Declaration of Trust as follows:

1.	Schedule A to the Declaration of Trust is deleted in its entirety and replaced with the Schedule A attached hereto; and

Except as specifically set forth herein, all other provisions of the Declaration of Trust shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Declaration of Trust. Any items not herein defined shall have the meaning ascribed to them in the Declaration of Trust.

[Signature page follows]

IN WITNESS WHEREOF, each Trustee has duly executed and delivered this Amendment as of the day and year first above written.

/s/ Mark M. Strefling
Mark M. Strefling

/s/ Joseph M. Barsky III
Joseph M. Barsky III

/s/ Timothy J. Healy
Timothy J. Healy

/s/ Lee Lieberman Otis
Lee Lieberman Otis

[Amendment No. 1 to Declaration of Trust]

SCHEDULE A

LIST OF PORTFOLIOS

(as of February 18, 2014)

Whitebox Tactical Opportunities Fund

Whitebox Market Neutral Equity Fund

Whitebox Tactical Income Fund*

*	Effective April 1, 2014, the name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.”